EXHIBIT 99.1

Callon Petroleum Company Announces Agreement To Sell Deepwater Habanero Interest

NATCHEZ, MS, (NOVEMBER 28, 2012) - Callon Petroleum Company (NYSE:CPE) (“Callon” or the “Company”) announced today its subsidiary, Callon Petroleum Operating Company, has entered into an agreement to sell its 11.25% working interest in the Habanero field (Garden Banks Block 341) to Shell Offshore Inc., a subsidiary of Royal Dutch Shell plc (NYSE:RDS.B), for a contemplated base purchase price of USD $42 million. The effective date of this transaction will be October 1, 2012, and it is expected to close on or before December 28, 2012, subject to the exercise of preferential rights and customary closing conditions. The Company plans to use the cash proceeds from this asset divestiture, net of purchase price adjustments, to repay borrowings under its revolving credit facility.

Callon's net interest in the Habanero field produced approximately 336 barrels of oil per day and 506 million cubic feet of natural gas per day during the month of October 2012, or approximately 8.7% of Callon's total production for this time period. As of December 31, 2011, Callon's net proved reserves related to the Habanero field were 1.373 million barrels of oil equivalent, with approximately 84% classified as proved undeveloped, as presented in Callon's most recent Form 10-K.

Fred Callon, Chairman and Chief Executive Officer, commented, “We are pleased to announce another significant step in the transformation of our asset base. Pro forma for this transaction, over 50% of our total production for the month of October 2012 would have been sourced from onshore properties. In addition, the proceeds from this divestiture provide us with additional financial flexibility to execute on our growth initiatives in the Permian Basin.”
Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Texas, Louisiana and the offshore waters of the Gulf of Mexico.
This news release is posted on the Company's website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the top of the homepage.
This news release contains projections forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding reserves, and the completion of asset sales and related use of proceeds, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC's website at www.sec.gov.
For further information contact
Rodger W. Smith, 1-800-451-1294